UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

General Electric Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Commencing on or after April 23, 2019, General Electric Company sent the following communication to certain shareowners.

General Electric Company 41 Farnsworth Street Boston, MA 02127

April 23, 2019

Dear GE Shareowners,

GE’s annual meeting of shareowners occurs on May 8th. As you prepare to vote your shares, we specifically want to request that you vote “For” approval of our named executives’ pay under our annual say-on-pay vote (Management proposal No. 1). As discussed below, we believe it is important to evaluate our 2018 executive compensation decisions in the context of the dramatic business transformation underway at GE at this pivotal period in our long history. Our executive leadership changes are essential components of this unprecedented transformation. The Board decided that to attract the experienced and proven executives necessary to ensure the success of the transformation, including our new CEO and General Counsel, we must provide tailored, incentive-based compensation packages. We hope you will endorse these changes by voting “For” our say-on-pay proposal. These compensation decisions are described in detail in GE’s 2019 proxy statement (available here), but we highlight a few key components below.

CEO succession and leadership transition. 2018 was a critical juncture in GE’s history as we worked to address a variety of operational challenges and continue the transformational activities that commenced in 2017. To achieve the crucial changes we believed necessary to advance long-term shareowner value, and to improve the speed and execution of our strategic plan, we recruited Larry Culp as GE’s first external CEO in our 125+ year history. With Mr. Culp, GE is now led by an executive with a proven track record, as reflected in Danaher’s 545% TSR while Mr. Culp was at the helm, compared to the 119% TSR for the S&P 500 during that time. In just a few short months, Mr. Culp has acted decisively and creatively to advance our business portfolio transformation in ways designed to produce the greatest long-term benefit for our shareowners. We also looked outside GE to recruit several other senior executives, including our General Counsel, as we sought to restore the market’s confidence in the company’s leadership. Attracting top talent during this period of significant change was a key priority for us, so we could achieve the right mix of seasoned executives with fresh and objective outside perspectives while retaining other talented leaders who know the company well.

“During 2018, GE was in a tenuous situation, with markets losing confidence in the company’s leadership. In response, we took substantial and necessary actions to attract world-class executives and to retain essential personnel. As the representative of one of GE’s largest shareowners, and a member of the compensation committee, I know we acted in the best interests of the owners of the company and that our actions put us on firmer footing.”

- Ed Garden, Trian Partners

We designed these compensation arrangements to be commensurate with the quality of individuals needed, while aligning our management team with shareowner interests over the long term. This included agreeing to provide certain post-termination and change-of-control benefits for Mr. Culp and for our new General Counsel, Mike Holston, in order to encourage each of them to join GE (and either come out of retirement, in the case of Mr. Culp, or leave a well-compensated position with another employer, in the case of Mr. Holston) at a time when the company had experienced poor performance, faced significant challenges, and was in the midst of executing on a new strategic plan. For Mr. Holston, this also included a one-time new hire bonus of $1.5 million, which helps to provide appropriate total compensation until his equity awards begin to vest, and which is subject to reimbursement if Mr. Holston leaves the company within two years without good reason. At the same time, as discussed below, we reoriented the company’s executive compensation program to focus on performance-based equity rather than cash, further incentivizing management to focus on long-term shareowner value.

2018 bonus decisions. Although some of our businesses performed very well in 2018, including Aviation and Healthcare, our overall results fell short of expectations due to poor performance in our Power business. Our bonus decisions, therefore, reflect a mix of rewarding certain executives for stronger performance, holding other executives accountable for weaker performance and treating fairly those executives who assumed their roles mid-year after the bonus framework was established or who otherwise executed strongly notwithstanding the challenging circumstances facing the company.

●	Business executives. We put a new, better targeted bonus structure into place at the beginning of 2018, tying bonuses for business executives to business unit performance rather than overall company results. As a result, we paid above-target bonuses to our Aviation and Healthcare teams, including the executives leading those businesses, David Joyce and Kieran Murphy while other business unit executives received below-target bonuses and, in some cases, no bonuses were paid where performance at certain businesses fell short of expectations.

●	Corporate executives. The Corporate level performance metrics under our bonus plan were not met for 2018 due to on-going challenges at the Power business, which masked the strong performance and key achievements at other GE businesses. Consequently, we did not pay a bonus to Mr. Flannery. We have historically exercised discretion prudently based on performance considerations, as we did in 2017 when we determined not to pay a bonus to most of our named executives and to cancel 2015 performance share unit awards. For 2018, we determined it was in the best interests of shareowners to pay bonuses at- or below-target to certain Corporate employees, including our CEO, CFO and General Counsel. In making this decision, we took into account the fact that by the time Mr. Culp was appointed as CEO, it had become clear that achieving the pre-determined bonus criteria would be very difficult due to developments that pre-dated his appointment. Mr. Holston also joined the company mid-year, but both he and our CFO, Jamie Miller, made significant contributions in executing on our new strategic plan during a challenging period. We evaluated the considerable progress these executives helped us to achieve in redefining the company’s strategy and executing on a number of important initiatives, and the other factors that we detail beginning on page 35 of the 2019 proxy statement. Despite the drastic transformation of the company, we did not adjust the performance goals or exercise discretion to make payments under the two long-term performance programs covering the three-year performance period from 2016 to 2018. Our performance did not meet the conditions for payout, and those awards were forfeited in their entirety.

Long-term incentive awards. Over the last year, we have made changes to our long-term incentive compensation program to drive alignment with shareowners. Specifically, we terminated the cash-settled long-term performance award program to reduce complexity and shift our top executives’ pay to be increasingly weighted towards equity, including performance share units (PSUs) with payouts contingent on pre-established performance metrics such as relative or absolute stock price performance. We determined that at least 50% of the equity granted to each of our named executives in 2018 (and in 2019, as reflected in our recent Form 8-K available here) would be in the form of PSUs, with Mr. Culp receiving equity solely in the form of PSUs.

Upon hiring Mr. Culp, we approved granting him an inducement award of PSUs that was tied to a significant recovery of GE’s stock price. Based on GE’s market capitalization of approximately $81 billion at the close of trading yesterday, for Mr. Culp to earn the payout of his inducement PSUs at threshold, GE’s market capitalization would need to double to approximately $162 billion. To earn a payout at target, Mr. Culp would need to oversee an increase in GE’s market capitalization to approximately $216 billion. The value that Mr. Culp ultimately realizes depends on achieving these challenging performance hurdles; he could earn nothing if performance hurdles are not met. As is typical market practice, the standard pricing model that we use for proxy statement reporting reflects the probability of achieving the performance conditions, and values Mr. Culp’s inducement award at $13.7 million. This reflects both the difficulty of the performance standards we imposed, and the extent to which we have aligned compensation with our shareowners’ interests.

We and our fellow directors remain committed to continuing the progress we have made toward creating a stronger, simpler, more focused company, for you and all of GE’s stakeholders. Thank you for your support.

Cordially,

The Management Development & Compensation Committee of your Board of Directors

Thomas Horton (Chairman)
W. Geoffrey Beattie
Francisco D’Souza
Ed Garden
Risa Lavizzo-Mourey